Exhibit 99.1

FOR IMMEDIATE RELEASE

H&E Equipment Services Announces Further Extension of Consent Solicitation

BATON ROUGE, LA., May 3, 2005 - H&E Equipment Services L.L.C. (the “Company”) announced today that it and H&E Finance Corp. have further extended to 5:00 p.m., New York City time, on Thursday, May 12, 2005, the expiration date for their previously announced extended consent solicitation under the indentures governing their 11-1/8% Senior Secured Notes due 2012 (CUSIP No. 404085 AB8; ISIN No. US404085AB82) and their 12-1/2% Senior Subordinated Notes due 2013 (CUSIP No. 404085 AF9; ISIN No. US404085AF96).

The consent solicitation seeks to amend the indentures to increase the amount of indebtedness that the Company may incur under its senior revolving credit facility, and would extend the time by which the Company is required to file its 2004 Annual Report on Form 10-K and to comply with related 2004 information reporting requirements under the indentures. The Company and H&E Finance Corp. are seeking also a waiver of certain defaults under the indentures related to the Company’s inability to file its 2004 Annual Report on Form 10-K and to comply with such 2004 information reporting requirements. Details of the proposed amendments and waivers are contained in the Company’s Consent Solicitation Statement, dated April 11, 2005, and the related Consent Letter, which have been furnished to holders of the notes.  The record date for the solicitation is April 8, 2005.

The Company has retained Credit Suisse First Boston LLC and UBS Securities LLC to serve as solicitation agents for the solicitation, and Morrow & Co., Inc. to serve as the information and tabulation agent.

Copies of the Consent Solicitation Statement and related information are available on request from the information agent by telephone at (212) 754-8000, or in writing at 445 Park Avenue, 5th Floor, New York, New York 10022.  The consent solicitation and the payment of the consent fees remain subject to all of the terms and conditions contained in the Consent Solicitation Statement.

Questions regarding the solicitation may be directed to: Credit Suisse First Boston LLC at (800) 820-1653 (toll free) or (212) 538-4807 (collect), and UBS Securities LLC at (888) 722-9555 x4210 (toll-free) or (203) 719-4210 (collect).

This announcement is not a solicitation of consents with respect to any notes. The solicitation is being made solely by the Consent Solicitation Statement, and the Company and H&E Finance Corp. reserve the right to modify the Consent Solicitation Statement and the terms and conditions of the consent solicitation or to terminate the consent solicitation.  In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the solicitation will be deemed to be made on behalf of the Company by the solicitation agents, or one or more registered broker dealers under the laws of such jurisdiction.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 39 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.

Forward-Looking Statements

Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements.  Important factors that could cause actual results to differ materially include the Company’s substantial debt levels, the level of market demand for rental equipment, competitive pressures, and other specific factors discussed in other releases and SEC filings by the Company.  As a result, no assurances can be made as to future results, levels of activity and achievements.  Any forward-looking statements speak only as of the date the statement was made.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.